Press Release
FOR RELEASE: November 6, 2014

For Further Information:
At the Company:
Jeff Huebschen, Director, Investor Relations
952.912.5773
Jeff.Huebschen@gkservices.com

Lee J. Schram Joins G&K Services’ Board of Directors
MINNEAPOLIS, MN, November 6, 2014 - G&K Services, Inc. (NASDAQ: GK) announced today that Lee J. Schram, Chief Executive Officer of Deluxe Corporation, has been appointed to the company’s Board of Directors, effective November 5, 2014. He will fill the vacant directorship created by the departure of J. Patrick Doyle, who resigned from the board effective November 5, 2014. Mr. Schram will also serve on the Audit Committee of G&K’s board.

“I’m delighted to welcome Lee to G&K’s board,” said Douglas A. Milroy, Chairman and Chief Executive Officer. “Lee has an exceptional record of leadership, having successfully guided Deluxe Corporation through a significant strategic repositioning. We look forward to the insight and perspective he will bring to our board.”

Mr. Schram has served as CEO of Deluxe Corporation since 2006, where he has led the transformation of Deluxe from primarily a check printer to a provider of a comprehensive line of products and digital services for small businesses, financial institutions and consumers. Under his leadership, Deluxe has consistently grown revenue, profit, and cash flow, and increased digital services, extended e-commerce, expanded the channels that sell its products and services, and acquired many companies that serve the online marketing needs of small business and financial institutions.

Mr. Schram began his professional career with NCR Corporation in 1983, where he held a variety of positions with increasing responsibility that included both domestic and international assignments. He served as corporate controller, chief financial officer for approximately 80 percent of NCR’s businesses, and general manager of NCR’s Payment and Imaging Solutions segment. His last position with NCR prior to joining Deluxe was senior vice president of NCR’s Retail Solutions segment. He holds a bachelor of science in business from Miami (Ohio) University and a master’s of business administration from the University of Dayton.

About G&K Services, Inc.
G&K Services, Inc. is a service-focused market leader of branded uniform and facility services programs in the United States, and is the largest such provider in Canada. Headquartered in Minneapolis, Minnesota, G&K Services has 7,800 employees serving approximately 170,000 customer locations from 165 facilities in North America. G&K Services is a publicly held company traded over the NASDAQ Global Select Market under the symbol GK and is a component of the Standard & Poor’s SmallCap 600 Index. For more information visit www.gkservices.com.